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                                                                  Exhibit (c)(i)

                                 LAW OFFICES OF
                             DERENTHAL & DANNHAUSER
                           One Post Street, Suite 575
                         SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 981-4544
                            FACSIMILE (415) 981-4400

                                November 24, 1999

BY HAND DELIVERY

Michael L. Ashner
Chief Executive Officer
Winthrop Financial Associates
5 Cambridge Center, 9th Floor
Cambridge, Massachusetts  02142

         Re: Tender Offer for Units of Winthrop California Investors Limited Partnership, a Delaware limited partnership (the "Partnership")

Dear Mr. Ashner:

         Enclosed is a copy of the Schedule 14D-1 filed with the Securities and Exchange Commission ("SEC") by the bidder identified in the Schedule (referred to herein and therein as the "Purchasers") as tender offer bidder for Units of limited partnership interest (the "Units") of the Partnership.

         This request is hereby delivered on behalf of the Purchaser to Winthrop Financial Associates, in its capacity as general partner of the Partnership, the subject company, pursuant to Rule 14d-5(a) and (e), as promulgated by the SEC under the Securities Exchange Act of 1934 (the "1934 Act"). The Purchaser's tender offer (the "Offer") is more fully described in the enclosed Schedule 14D-1 Tender Offer Statement. Please be advised that:

         1.       The Purchaser is Sutter/Jamboree Acquisition Fund, LLC;

         2. The securities which are the object of the Offer are the Units of limited partnership interest of the Partnership;

         3. The Purchaser, as bidder, hereby make this request pursuant to Rule 14d-5(a) to the Partnership as the subject company for the use of the Unit holder list and security position listings (i.e., the list containing the name under which record ownership of each Unit is held by each holder thereof, the current address on the books of the partnership



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Michael L. Ashner
November 24, 1999
Page 2


                  or transfer agent for each such holder and the total number of Units held by each such holder), for the purpose of disseminating the Offer to the holders of Units;

         4. The Purchaser is aware of and will comply with the provisions of Rule 14d-5(f) under the 1934 Act;

         5. The Purchaser hereby elects, pursuant to Rule 14d-5(f)(1) under the 1934 Act, to require the Partnership, as the subject company, to disseminate to Unit holders amendments disclosing any material changes to the tender offer materials in the event the Partnership elects to disseminate the initial offer; and

         6. Notification pursuant to Rule 14d-5(a)(4) of the election by Partnership, as the subject company, pursuant to Rule 14d-5(a)(3) should be given to:

                                  Robert Dixon
                         Sutter Capital Management, LLC.
                          595 Market Street, Suite 2100
                         San Francisco, California 94105
                                 (415) 777-2186

         This request is hereby made this 24th day of November 1999. We understand that such notification will be provided no later than the second business day following the date of receipt of this request.

                                Very truly yours,


                                Paul J. Derenthal

cc:  Mr. Robert E. Dixon